EXHIBIT 11.1

                             CARRIAGE SERVICES, INC.
                        COMPUTATION OF PER SHARE EARNINGS
               (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)


    Earnings per share for the three month periods ended March 31, 1998 and 1999 is calculated based on the weighted average number of common and common equivalent shares outstanding during the period as prescribed by SFAS 128. The following table sets forth the computation of the basic and diluted earnings per share for the three month periods ended March 31, 1998 and 1999:

                                                                                THREE MONTHS
                                                                               ENDED MARCH 31,
                                                                             -----------------
                                                                               1998     1999
                                                                             -------   -------

Net income ...............................................................   $ 2,646   $ 4,377
Preferred stock dividends ................................................       150        29
                                                                             -------   -------
Net income available to common stockholders for
   basic EPS computation .................................................     2,496     4,348
Effect of dilutive securities ............................................       150      --
                                                                             -------   -------
Net income available to common stockholders for
   diluted EPS computation ...............................................   $ 2,646   $ 4,348
                                                                             =======   =======

Weighted average number of common shares
   outstanding for basic EPS computation .................................    11,152    15,808
Effect of dilutive securities:
     Stock options .......................................................       175       354
     Assumed conversion of preferred stock ...............................       795      --
                                                                             -------   -------
Weighted average number of common and common
   equivalent shares outstanding for diluted EPS
   computation ...........................................................    12,122    16,162
                                                                             =======   =======
Earnings per share:
     Basic ...............................................................   $   .22   $   .28
                                                                             =======   =======
     Diluted .............................................................   $   .22   $   .27
                                                                             =======   =======


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